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Exhibit 99
                                    PERITUS SOFTWARE SERVICES, INC.

                                    For Immediate Release

   PERITUS SOFTWARE SERVICES, INC. REPORTS INVESTMENT OF $4 MILLION BY ROCKET
                                 SOFTWARE, INC.


WESTBOROUGH, MA. - MARCH 27, 2000 - Peritus Software Services, Inc. (OTC: PTUS), a provider of solutions for software maintenance, today announced that Rocket Software, Inc., a privately held software company, invested $4,000,000 in Peritus.

Under the terms of the Agreement, which was negotiated over the past few months, Rocket Software invested $4,000,000 in cash in Peritus in exchange for 10,000,000 restricted shares of Peritus common stock ($.40 per share). The shares represent approximately 37% of the total shares outstanding after the investment and the Company has granted Rocket certain registration rights with respect to the shares. In early April, Andrew Youniss, President and Co-founder of Rocket, and Johan Magnusson, Chief Operating Officer and Co-founder of Rocket are expected to be elected to the Peritus Board of Directors joining existing Directors Dominic Chan, Axel Leblois, and Roland Pampel.

In addition to the investment, Peritus expects Matt Kelley, Rocket's Chief Technology Officer, to join the existing Peritus Research and Development team in its efforts to extend the Peritus SAM Workbench product. Rocket Software is expected to facilitate the introductions of Peritus to the Rocket customer base and work closely with Peritus in any other areas that are of strategic benefit to both companies.

Based on today's closing price of Peritus common stock of $.80 per share, the Company will record a one-time charge related to the investment of approximately $4,000,000 in the first quarter ending March 31, 2000.

"We are thrilled by the investment being made by Rocket which strengthens our financial standing and provides needed funding for our Research and Development and Sales and Marketing efforts," said John Giordano, President and CEO of Peritus. "The addition of Matt to our R&D team will provide key technical expertise as we further enhance our SAM Workbench product to support the renewal and web enablement of legacy applications. We are also hopeful that Rocket's introductions of Peritus to its customer base will help us to drive additional sales."